Exhibit 99.1

EARNINGS RELEASE PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

IR Contact: Cindy Olsen, CFA (949) 524-4205 Cindy.Olsen@chipotle.com
CHIPOTLE ANNOUNCES THIRD QUARTER 2025 RESULTS
HIGHLIGHTS POSITIVE COMPARABLE SALES

NEWPORT BEACH, Calif. – October 29, 2025 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2025.
Third quarter highlights, year over year:
•Total revenue increased 7.5% to $3.0 billion
•Comparable restaurant sales increased 0.3%
•Operating margin was 15.9%, a decrease from 16.9%
•Restaurant level operating margin1 was 24.5%, a decrease from 25.5%
•Diluted earnings per share was $0.29, a 3.6% increase from $0.28
•Adjusted diluted earnings per share1 was $0.29, a 7.4% increase from $0.27
•Opened 84 company-owned restaurants, with 64 locations including a Chipotlane, and two international partner-operated restaurants

"While we continue to see persistent macroeconomic pressures, our extraordinary value proposition and brand strength remain strong," said Scott Boatwright, Chief Executive Officer, Chipotle. "Our best-in-class teams are focused on doubling down on restaurant execution, sharpening our marketing message, accelerating menu innovation and creating more engaging digital experiences to ensure we emerge stronger and get back to driving positive transaction growth."
Results for the three months ended September 30, 2025:
Total revenue in the third quarter of 2025 was $3.0 billion, an increase of 7.5% compared to the third quarter of 2024. The increase in total revenue was driven by new restaurant openings and a 0.3% increase in comparable restaurant sales due to a 1.1% increase in average check, partially offset by lower transactions of 0.8%. Digital sales represented 36.7% of total food and beverage revenue.
During the third quarter we opened 84 company-owned restaurants, of which 64 included a Chipotlane, and two international partner-operated restaurants. Chipotlanes continue to perform well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.
Food, beverage and packaging costs in the third quarter of 2025 were 30.0% of total revenue, a decrease from 30.6% in the third quarter of 2024. The decrease was primarily due to the benefit of menu price increases in 2024 and cost of sales efficiencies. This decrease was partially offset by inflation, primarily in beef and chicken, and the impact from newly enacted tariffs.
Labor costs in the third quarter of 2025 were 25.2% of total revenue, an increase from 24.9% in the third quarter of 2024. The increase was primarily due to lower sales volumes and wage inflation, partially offset by the benefit from menu price increases in 2024.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

General and administrative expenses for the third quarter of 2025 were $146.7 million, compared to $126.6 million in the third quarter of 2024. The increase was primarily due to stock-based compensation, as the prior year had a reduction in expense from equity awards forfeited by our former CEO. On a non-GAAP basis, general and administrative expenses1 for the third quarter of 2025 were $138.7 million, compared to $149.3 million in the third quarter of 2024.
The effective income tax rate for the third quarter of 2025 was 23.1%, an increase from 22.9% in the third quarter of 2024. The increase was primarily driven by a reduction in tax benefits related to option exercises and equity vesting and a reduction of certain income tax reserves in the comparable period, partially offset by lower non-deductible expenses.
Net income for the third quarter of 2025 was $382.1 million, or $0.29 per diluted share, compared to $387.4 million, or $0.28 per diluted share in the third quarter of 2024. Adjusted net income1 for the third quarter of 2025 was $389.9 million, or $0.29 per adjusted diluted share, compared to $366.6 million, or $0.27 per adjusted diluted share in the third quarter of 2024.
During the third quarter of 2025 we repurchased $686.5 million of stock at an average price per share of $42.39. As of September 30, 2025, $652.3 million remained available under share repurchase authorizations from our Board of Directors, including an additional $500 million in authorizations approved by our Board of Directors on September 3, 2025. The repurchase authorization may be modified, suspended, or discontinued at any time.
More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of October 2025.
Outlook
For 2025, management is anticipating the following:
•Full year comparable restaurant sales declines in the low-single digit range
•315 to 345 new company-owned restaurant openings with over 80% having a Chipotlane
•An estimated underlying effective full year tax rate between 25% and 27% before discrete items
For 2026, management is anticipating the following:
•350 to 370 new restaurant openings, including 10 to 15 international partner-operated restaurants. Over 80% of company-owned restaurants will have a Chipotlane
Definitions
The following definitions apply to these terms as used throughout this release:
•Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for company-owned restaurants in operation for at least 13 full calendar months.
•Average restaurant sales refers to the average trailing 12-month food and beverage revenue for company-owned restaurants in operation for at least 12 full calendar months.
•Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•Digital sales represent food and beverage revenue for company-owned restaurants generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales include revenue deferrals associated with Chipotle Rewards.
•Partner-operated restaurants - Chipotle restaurants over which Chipotle does not have a controlling financial interest and for which Chipotle does not directly manage day-to-day operations. This includes restaurants operated by third parties pursuant to license or franchise agreements and restaurants in which Chipotle holds a minority, non‑controlling ownership interest.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Conference Call Details
Chipotle will host a conference call on Wednesday, October 29, 2025, at 4:30 PM Eastern time to discuss third quarter financial results as well as provide a business update for the fourth quarter 2025.
The conference call can be accessed live over the phone by dialing 1-888-317-6003, or for international callers by dialing 1-412-317-6061, and use code: 9993024. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.
About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 3,900 restaurants as of September 30, 2025, in the United States, Canada, the United Kingdom, France, Germany, and the Middle East and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 130,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.
Forward-Looking Statements
Certain statements in this press release and in the October 29, 2025, conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements under “Outlook” about our anticipated full year 2025 comparable restaurant sales growth, number of new restaurant openings in 2025 and 2026, and estimated underlying effective 2025 full year tax rate, as well as statements about our goal to have 7,000 restaurants in the U.S and Canada and expand internationally, expected number of restaurants with Chipotlanes, our future food, beverage, packaging, labor, general and administrative and other costs, future estimated tax rates and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, "assuming", “expect”, “intend”, “project”, “target”, "goal" and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: increasing wage inflation including as a result of government regulations mandating higher minimum wages, and the competitive labor market, which impacts our ability to attract and retain qualified employees and has resulted in occasional staffing shortages; the impact of any union organizing efforts and our responses to such efforts; increases in food, beverage, packaging and other operating costs and the inability of our third-party suppliers and business partners to fulfill their commitments due to inflation, global conflicts, climate change, our Food with Integrity philosophy, tariffs or trade restrictions and supply shortages; risks of food safety incidents and food-borne illnesses; risks associated with our reliance on certain information technology systems operated by us or by third parties and potential failures, outages or interruptions; privacy and cybersecurity risks, including risk of breaches, unauthorized access, theft, modification, destruction or ransom of guest or employee personal or confidential information stored on our network or the network of third-party providers; the impact of competition, including from sources outside the restaurant industry; the impact of government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the costs and availability of suitable new restaurant sites and the equipment and technology needed to fully outfit new restaurants, construction materials and contractors and the expected costs to accelerate our international expansion through partner-operated restaurants in the Middle East, Asia, and Mexico; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in guests' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending, including as a result of high inflation, mass layoffs, fears of possible recession and higher energy costs, or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our reliance on third party delivery services; and risks relating to litigation, including possible governmental actions and potential class action litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims, contract disputes or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,
	2025		2024
Food and beverage revenue	$2,989,255	99.5%	$2,778,034	99.4%
Delivery service revenue	14,189	0.5	15,542	0.6
Total revenue	3,003,444	100.0	2,793,576	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	902,445	30.0	855,515	30.6
Labor	756,669	25.2	696,847	24.9
Occupancy	158,314	5.3	142,570	5.1
Other operating costs	450,433	15.0	386,463	13.8
General and administrative expenses	146,742	4.9	126,614	4.5
Depreciation and amortization	90,524	3.0	84,349	3.0
Pre-opening costs	13,741	0.5	12,786	0.5
Impairment, closure costs, and asset disposals	7,404	0.2	15,176	0.5
Total operating expenses	2,526,272	84.1	2,320,320	83.1
Income from operations	477,172	15.9	473,256	16.9
Interest and other income, net	19,789	0.7	29,307	1.0
Income before income taxes	496,961	16.5	502,563	18.0
Provision for income taxes	114,858	3.8	115,175	4.1
Net income	$382,103	12.7%	$387,388	13.9%
Earnings per share:
Basic	$0.29		$0.28
Diluted	$0.29		$0.28
Weighted-average common shares outstanding:
Basic	1,335,000		1,367,038
Diluted	1,339,522		1,374,605

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Nine months ended September 30,
	2025		2024
Food and beverage revenue	$8,896,840	99.5%	$8,417,396	99.4%
Delivery service revenue	45,250	0.5	51,147	0.6
Total revenue	8,942,090	100.0	8,468,543	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	2,626,837	29.4	2,508,264	29.6
Labor	2,231,156	25.0	2,072,924	24.5
Occupancy	462,405	5.2	416,932	4.9
Other operating costs	1,294,257	14.5	1,156,992	13.7
General and administrative expenses	491,676	5.5	506,267	6.0
Depreciation and amortization	268,680	3.0	251,154	3.0
Pre-opening costs	32,561	0.4	28,992	0.3
Impairment, closure costs, and asset disposals	19,039	0.2	26,417	0.3
Total operating expenses	7,426,611	83.1	6,967,942	82.3
Income from operations	1,515,479	16.9	1,500,601	17.7
Interest and other income, net	60,397	0.7	70,532	0.8
Income before income taxes	1,575,876	17.6	1,571,133	18.6
Provision for income taxes	371,047	4.1	368,787	4.4
Net income	$1,204,829	13.5%	$1,202,346	14.2%
Earnings per share:
Basic	$0.90		$0.88
Diluted	$0.89		$0.87
Weighted-average common shares outstanding:
Basic	1,344,824		1,370,671
Diluted	1,350,159		1,379,099

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$698,743	$748,537
Accounts receivable, net	95,844	143,963
Inventory	46,436	48,942
Prepaid expenses and other current assets	100,542	97,538
Income tax receivable	109,684	67,229
Investments	722,531	674,378
Total current assets	1,773,780	1,780,587
Leasehold improvements, property and equipment, net	2,594,005	2,390,126
Long-term investments	347,694	868,025
Restricted cash	30,893	29,842
Operating lease assets	4,385,099	4,000,127
Other assets	128,438	113,728
Goodwill	21,939	21,939
Total assets	$9,281,848	$9,204,374
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$260,190	$210,695
Accrued payroll and benefits	193,156	261,913
Accrued liabilities	196,961	179,747
Unearned revenue	206,730	238,577
Current operating lease liabilities	293,027	277,836
Total current liabilities	1,150,064	1,168,768
Long-term operating lease liabilities	4,687,090	4,262,782
Deferred income tax liabilities	140,480	46,208
Other liabilities	82,376	71,070
Total liabilities	6,060,010	5,548,828
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.01 par value, 11,500,000 shares authorized, 1,325,678 and 1,358,751 shares issued as of September 30, 2025 and December 31, 2024, respectively	13,257	13,586
Additional paid-in capital	2,177,774	2,078,010
Accumulated other comprehensive loss	(7,927)	(10,282)
Retained earnings	1,038,734	1,574,232
Total shareholders' equity	3,221,838	3,655,546
Total liabilities and shareholders' equity	$9,281,848	$9,204,374

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2025	2024
Operating activities
Net income	$1,204,829	$1,202,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268,680	251,154
Deferred income tax provision	94,285	(9,599)
Impairment, closure costs, and asset disposals	18,271	24,139
Provision for credit losses	(1,626)	(289)
Stock-based compensation expense	93,966	85,903
Other	7,571	2,459
Changes in operating assets and liabilities:
Accounts receivable	49,982	22,069
Inventory	2,408	(10,540)
Prepaid expenses and other current assets	(9,456)	21,944
Operating lease assets	235,619	211,172
Other assets	(4,487)	(17,990)
Accounts payable	29,304	22,290
Accrued payroll and benefits	(68,890)	(42,774)
Accrued liabilities	10,342	23,488
Unearned revenue	(23,514)	(22,745)
Income tax payable/receivable	(42,428)	(29,100)
Operating lease liabilities	(179,482)	(155,770)
Other long-term liabilities	2,708	149
Net cash provided by operating activities	1,688,082	1,578,306
Investing activities
Purchases of leasehold improvements, property and equipment	(468,881)	(420,718)
Purchases of investments	(15,719)	(828,846)
Maturities of investments	477,264	548,070
Net cash used in investing activities	(7,336)	(701,494)
Financing activities
Repurchase of common stock	(1,683,720)	(662,605)
Tax withholding on stock-based compensation awards	(48,558)	(73,349)
Other financing activities	2,976	990
Net cash used in financing activities	(1,729,302)	(734,964)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(187)	(1,495)
Net change in cash, cash equivalents, and restricted cash	(48,743)	140,353
Cash, cash equivalents, and restricted cash at beginning of period	778,379	586,163
Cash, cash equivalents, and restricted cash at end of period	$729,636	$726,516
Supplemental disclosures of cash flow information
Income taxes paid	$319,004	$408,553
Purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$101,478	$78,798
Repurchase of common stock accrued in accounts payable and accrued liabilities	$15,685	$12,000

CHIPOTLE MEXICAN GRILL, INC.
SUPPLEMENTAL FINANCIAL AND OTHER DATA
(dollars in thousands)
(unaudited)

	For the three months ended
	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
Company-owned restaurants opened	84	61	57	119	86
Chipotle permanent closures	(4)	(2)	(2)	(2)	(1)
Chipotle relocations	(3)	(1)	-	(6)	-
Company-owned restaurants at end of period	3,916	3,839	3,781	3,726	3,615
Average restaurant sales	$3,132	$3,142	$3,186	$3,213	$3,184
Comparable restaurant sales increase/(decrease)	0.3%	(4.0%)	(0.4%)	5.4%	6.0%

	For the three months ended
	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
Partner-operated restaurants opened	2	-	2	1	1
Partner-operated restaurants at end of period	7	5	5	3	2

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Below are definitions of the non-GAAP financial measures in this release. The following tables provide a reconciliation of non-GAAP financial measures presented in this release to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Adjusted net income is net income excluding lease remeasurement gains, expenses related to certain legal proceedings, stock-based compensation retention grants, and loss on investments. Adjusted general and administrative expense is general and administrative expense excluding expenses related to certain legal proceedings and stock-based compensation retention grants. The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after tax impact of non-GAAP adjustments. Restaurant level operating margin is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income and Adjusted Diluted Earnings per Share
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,
	2025	2024
Net income	$382,103	$387,388
Non-GAAP adjustments:
Impairment and exit costs:
Software asset impairment(1)	-	6,249
Stock-based compensation forfeiture(2)	-	(27,863)
Stock-based compensation retention grants(3)	8,058	5,134
Investment unrealized gain(4)	-	(4,635)
Total non-GAAP adjustments	8,058	(21,115)
Tax effect of non-GAAP adjustments above(5)	(298)	360
After tax impact of non-GAAP adjustments	7,760	(20,755)
Adjusted net income	$389,863	$366,633

Diluted weighted-average number of common shares outstanding	1,339,522	1,374,605
Diluted earnings per share	$0.29	$0.28
Adjusted diluted earnings per share	$0.29	$0.27
(1)Property and equipment impairment charges related to a software asset.
(2)Stock-based compensation expense reversal for equity awards forfeited by our former CEO.
(3)Stock-based compensation expense for retention equity awards granted to key executives in connection with the CEO transition.
(4)Unrealized gain in a long-term investment.
(5)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted General and Administrative Expenses
(in thousands)
(unaudited)

	Three months ended September 30,
	2025	2024
General and administrative expenses	$146,742	$126,614
Non-GAAP adjustments:
Stock-based compensation forfeiture(1)	-	27,863
Stock-based compensation retention grants(2)	(8,058)	(5,134)
Total non-GAAP adjustments	(8,058)	22,729
Adjusted general and administrative expenses	$138,684	$149,343
(1)Stock-based compensation expense reversal for equity awards forfeited by our former CEO.
(2)Stock-based compensation expense for retention equity awards granted to key executives in connection with the CEO transition.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Effective Income Tax Rate
(unaudited)

	Three months ended September 30,
	2025	2024
Effective income tax rate	23.1%	22.9%
Tax impact of non-GAAP adjustments(1)	(0.3)	0.9
Adjusted effective income tax rate	22.8%	23.8%
(1)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Three months ended September 30,
	2025	Percent of total revenue	2024	Percent of total revenue
Income from operations	$477,172	15.9%	$473,256	16.9%
Non-GAAP Adjustments
General and administrative expenses	146,742	4.9	126,614	4.5
Depreciation and amortization	90,524	3.0	84,349	3.0
Pre-opening costs	13,741	0.5	12,786	0.5
Impairment, closure costs, and asset disposals	7,404	0.2	15,176	0.5
Total non-GAAP Adjustments	258,411	8.6	238,925	8.6
Restaurant level operating margin	$735,583	24.5%	$712,181	25.5%